EXHIBIT 4.39

SECOND CHANGE IN TERMS AGREEMENT

THIS SECOND CHANGE IN TERMS AGREEMENT (this “Change in Terms”), is made and entered into effective as March 24, 2005, by and between AirNet Systems, Inc., an Ohio corporation (“Borrower”) and The Huntington National Bank, a national banking association, with a banking office at 41 South High Street, Columbus, Ohio 43215, in its capacity as administrative agent (“Agent”) for and on behalf of the Lenders from time to time party to the Credit Agreement described below. Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

BACKGROUND INFORMATION

A.           Pursuant to the Amended and Restated Credit Agreement dated as of May 28, 2004 (as amended by the First Change in Terms and as the same may be further amended, modified, supplemented, extended, restated or replaced from time to time, the “Credit Agreement”) among Borrower, the Lenders, and the Agent, the Lenders agreed to provide certain credit facilities to the Borrower (collectively, the “Loans”).  Each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement.

B.                                     Borrower, and Agent entered into a certain Change in Terms Agreement dated November 12, 2004, pursuant to which certain terms and provisions of the Credit Agreement were modified (the “First Change in Terms”).

C.                                     Borrower has requested that Agent release certain of the “Collateral,” as such term is defined in Mortgage, Security Agreement and Assignment given by Borrower to Agent dated May 28, 2004 (the “Mortgage”), in consideration of Borrower’s prepayment in full of the Term Loans outstanding on the date hereof, together with interest and all other sums due on and in connection with the Term Loans.  Agent has agreed to do so on certain conditions, including, without limitation, that concurrently with said prepayment, each of the Lenders and Borrower enter into this Change in Terms.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, Agent and Borrower hereby agree as follows and further agree that each of the transactions required and contemplated hereby shall be deemed consummated simultaneously on the date hereof:

1.                                       Change in Terms.  The Credit Agreement, and, to the extent applicable, the other Loan Documents, are hereby modified to provide as follows:

a.                                       Term Loans.

(i)            Borrower agrees to prepay in full of the Term Loans and all principal, interest, fees and other sums owing under or with respect to the Term Loans on the date hereof, and Agent agrees to accept such prepayment and to apply the same to the full satisfaction of the Term Loans.

(ii)           The terms and provisions applicable to the Term Loans and Term Commitment, as set forth in the Credit Agreement and the other Loan Documents, as applicable, shall (except to the extent the Credit Agreement or the other Loan Documents explicitly provide for the survival of said terms and provisions after repayment of the Term Loans) be inapplicable and of no further force or effect as of and from the date hereof.

b.                                      Revolving Loans.

(i)            On the date hereof, Borrower shall cause JPMorgan Chase Bank, N.A., successor by merger to Bank One, N.A. (Columbus Office) (“Bank One”) and HNB to purchase all of the right, title and interest of Fifth Third Bank (“Fifth Third”) in the Revolving Loan and the Revolving Commitment and all of

Fifth Third’s Outstanding Revolving Credit Exposure, and shall further cause Fifth Third to accept the same.  Said purchase shall be on a pro rata basis, with Bank One paying to Fifth Third the amount of $2,011,624.04 and HNB paying to Fifth Third the amount of $3,352,687.07.  As a result, HNB and Bank One shall constitute the only Revolving Lenders as of and from the date hereof.

(ii)           In connection with said purchase, Borrower shall cause Fifth Third to execute and deliver in favor of each of Bank One and HNB, an Assignment Agreement in the form set forth as Exhibit C to the Credit Agreement and any requirement that a Notice of Assignment or any other requirement under the Credit Agreement or otherwise be satisfied in order for the assignment made pursuant to each such Assignment Agreement to be effective is hereby waived.

(iii)          Upon the payment of the Term Loans and the purchase by Bank One and HNB of Fifth Third’s interests in the Revolving Loans as described above, (A) the Aggregate Revolving Commitment shall be automatically reduced to $30,000,000, without any further any provision contained in the Credit Agreement requiring notice or other action in order to effectuate said reduction is hereby waived, (B) HNB’s Revolving Commitment shall be $18,750,000, (C) Bank One’s Revolving Commitment shall be $11,250,000, (D) the amounts set forth on the signature pages to the Credit Agreement shall be replaced with the foregoing amounts, and (E) the Revolving Commitment shall be extended and the term “Facility Termination Date,” as set forth in Section 1.1 of the Credit Agreement, shall be revised and replaced in its entirety by the following:

“Facility Termination Date” means October 15, 2006, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.”

(iv)          Upon completion of the Rickenbacker Facility and the refinance of all or any portion of the costs associated therewith with a lender other than the Lenders, the Aggregate Commitment shall be further reduced, on a pro rata basis, to $25,000,000.00.

c.                                       Permitted Indebtedness.

(i)            Agent hereby consents to the financing to be provided on the date hereof by CIT Group to Borrower in the maximum principal amount of $11,000,000.00 (the “CIT Loan”), provided that the proceeds of the CIT Loan shall be disbursed directly to Agent, for the benefit of Borrower, for application to the prepayment of the Term Loans as contemplated hereby, and, provided further, that the CIT Loan shall be secured only by the assets listed on Schedule 1(c) hereto (the “CIT Collateral”).  Notwithstanding anything contained in the Credit Agreement or the other Loan Documents to the contrary including, without limitation, Sections 6.11 and 6.15 of the Credit Agreement, neither Borrower’s acceptance of the CIT Loan nor the grant by Borrower of a first position security interest in the CIT Collateral, shall constitute a breach, Default or Unmatured Default under the Credit Agreement or the other Loan Documents.

(ii)           Agent hereby agrees to execute and deliver to Borrower, or to an escrow agent selected by Borrower, Agent and CIT Group, a Partial Release dated of even date herewith, pursuant to which Agent shall release all of its right, title and interest in and to the CIT Collateral (“Partial Release”).

(iii)          Subpart (iv) of Section 6.11 of the Credit Agreement is hereby revised and replaced in its entirety by the following:

“(iv)        Consolidated Indebtedness, calculated for the Borrower and/or its Subsidiaries without duplication, not exceeding (1) $32,500,000.00 in the aggregate incurred at any time during fiscal year 2004, and (2) an incremental $10,000,000.00 in the aggregate incurred at any time after January 1, 2005; provided, that all of such Consolidated Indebtedness is incurred for the sole purpose of purchasing, leasing or other financings, including time shares, with respect to aircraft and related tangible fixed assets in fiscal years 2004, 2005 and/or 2006, or refinancing the same in fiscal year 2004, it being understood and agreed that if (a) such covenants, defaults, and other terms and conditions shall include any financial covenants with respect to Borrower or any of its Subsidiaries, and (b) any security interest shall be granted in connection with such Consolidated Indebtedness (as permitted pursuant to Section 6.15), then the bank, financial institution or other creditor to which such Consolidated Indebtedness is owing shall have entered into an Inter-Creditor Agreement with Agent for the benefit of the Lenders and in form and substance satisfactory to the Lenders.”

d.             Capital Expenditures.        Section 6.16 of the Credit Agreement is hereby revised and replaced in its entirety by the following:

“Section 6.16.        Capital Expenditures.  The Borrower will not, and will not permit any of its Subsidiaries to, make, or be committed to make, Capital Expenditures, on a non-cumulative basis in the aggregate exceeding $44,000,000.00 for fiscal year 2004, provided, however, that Capital Expenditures for the construction of Borrower’s Rickenbacker Facility to be incurred solely in fiscal year 2004 shall be excluded from the calculation of Capital Expenditures; and $30,000,000.00 annually thereafter, inclusive of, without limitation, Capital Expenditures for the construction of Borrower’s Rickenbacker Facility incurred in each such fiscal year thereafter.

Notwithstanding the foregoing provisions of this Section 6.16, the difference (up to $5,000,000.00) between (i) the maximum aggregate Capital Expenditures permitted in any year, and (ii) the actual aggregate Capital Expenditures made for such year, shall be permitted as a carry-over in any subsequent year and shall increase the maximum Capital Expenditures permitted for any such subsequent year (including any Capital Expenditures permitted in such subsequent year attributable to the purchase of aircraft).”

e.             Financial Covenants.

(i)            Section 6.24.1 of the Credit Agreement is hereby revised and replaced in its entirety by the following:

“Section 6.24.1 Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio (determined as of the end of each of its fiscal quarters for the then most recently ended four fiscal quarters), to be less than 1.25 to 1.0 at any time.”

(ii)           Section 6.24.3 of the Credit Agreement is hereby revised and replaced in its entirety by the following:

“Section 6.24.3 Minimum Tangible Net Worth. The Borrower will at all times maintain Consolidated Tangible Net Worth of not less than (i) as of Borrower’s fiscal year-end 2004, $43,000,000.00, and (ii) as of the last day of each of Borrower’s fiscal years thereafter, that amount which is equal to the sum of the minimum Consolidated Tangible Net Worth required to be maintained by Borrower in accordance with this Section as of the last day of Borrower’s prior fiscal year, and 50% of Consolidated Net Income for such prior fiscal year; provided that if such Consolidated Net Income is negative in any fiscal year, the amount added in the subsequent fiscal year shall be zero.

e.                                       Default.

The following Section 7.18 is hereby added to the Credit Agreement:

“Section 7.18.  Failure by Borrower to pay all amounts owing under or in connection with the CIT Loan as and when due, or the default by Borrower in the performance of any term, provision or condition contained in any document, instrument, security agreement or other agreement evidencing or securing the CIT Loan or under which the CIT Loan is created or governed, or any other event shall occur or condition exist, the effect of which is to cause or permit the holder(s) of the CIT Loan to cause the obligations of the Borrower thereunder to become due prior to its stated maturity; giving effect, in each such instance to any grace or cure period applicable under the CIT Loan; provided, however, that this Section 7.18 shall be void and of no further effect at such time as the outstanding principal balance, together with all interest and other sums owing in connection therewith, shall be equal to or less than $1,000,000.00.

f.                                         Amendments to Loan Documents.    The following subpart (v) is hereby added to Section 12.13 of the Credit Agreement:

“(v)         Except as specifically provided herein or in the Security Documents, release all or any substantial portion of the property which constitutes Collateral under the Security Documents (substantial portion meaning property having a book value equal to more than 10% of the book value of the Collateral); provided, however, that the Agent may, with the consent or at the instruction of the Required Lenders, release any property which constitutes Collateral under the Security Documents as long as a first position security interest and/or lien is granted in favor of Agent, for the ratable benefit of the Lenders, encumbering additional or replacement property having an equal or greater value and said additional or replacement property thereafter constitutes Collateral under the Security Documents.”

g.                                      Required Lenders.               The definition for the term “Required Lenders,” as set forth in Section 1.1 of the Credit Agreement, is hereby revised and replaced in its entirety by the following:

““Required Lenders” means, at any time, Lenders in the aggregate having at least (i) sixty-seven percent (67%) of the Aggregate Revolving Commitment or, if the Aggregate Revolving Commitment has been terminated, Lenders in the aggregate holding sixty-seven percent (67%) of the Aggregate Outstanding Revolving Credit Exposure, provided that if there are fewer than three Lenders, then one hundred percent (100%) shall be substituted for sixty-seven percent (67%).”

2.             Truth of Representations and Warranties; No Defaults.  Borrower hereby represents and warrants that the following are true and correct as of the date of this Change in Terms:

(a)           The representations and warranties of Borrower and the Guarantors contained in the Loan Documents to which each is a party are true and correct on and as of the date of this Change in Terms as if made on and as of such date, unless stated to relate to a specific earlier date;

(b)           No event or condition exists which constitutes a breach, Default or Unmatured Default under the Loan Documents;

(c)           All financial information heretofore provided to Agent and/or the Lenders in connection with the indebtedness made pursuant to the Loan Documents is true, accurate and complete in all material respects;

(d)           Neither this Change in Terms nor any other document, certificate or written statement furnished to Agent and/or the Lenders in connection with the indebtedness evidenced and secured by the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading;

(e)           Borrower and the Guarantors have full power and authority (i) to execute, deliver and perform, or to acknowledge and agree to the terms and provisions of, this Change in Terms, as applicable, and (ii) to incur the obligations provided for herein, all of which have been duly authorized by all necessary and proper corporate or limited liability company action, as applicable;

(f)            No consent, waiver or authorization of, or filing with, any person or any governmental authority is required to be made or obtained by Borrower or the Guarantors in connection with the borrowings under the Loan Documents, or the execution, delivery, performance, validity or enforceability of this Change in Terms;

(g)           This Change in Terms and the Loan Documents constitute the legal, valid and binding obligation of Borrower and the Guarantors enforceable against them in accordance with the terms hereof and thereof, as applicable; and

(h)           The execution and delivery by Borrower and the Guarantors of this Change in Terms and the performance by Borrower and the Guarantors of the Loan Documents to which each is a party, as modified by this Change in Terms: (i) do not and will not violate any law or regulation; (ii) do not and will not violate any order, decree or judgment by which Borrower or the Guarantors, as applicable, are bound; (iii) do not and will not violate or conflict with, result in a breach of or constitute (with notice, lapse of time, or otherwise) a default under any material agreement, mortgage, indenture or other contractual obligation to which Borrower or any of the Guarantors is a party, or by which Borrower’s or any of the Guarantors’ properties are bound; and (iv) do not and will not result in the creation or imposition of any lien upon any property or assets of Borrower or any of the Guarantors.

3.             Ratification of Loan Documents.  This Change in Terms constitutes only a modification of the Credit Agreement and the other Loan Documents and Borrower hereby acknowledges, ratifies and confirms all of the provisions thereof, except as herewith expressly modified herein and pursuant to the Partial Release, including provision for the acceleration of the maturity of the Loans, and for the enforcement by Agent and/or the Lenders of all remedies any of them may have according to law.  In addition, Borrower acknowledges, ratifies and confirms any and all security interests previously granted in connection with the Loans as continuing in full force and effect.

4.             No Course of Dealing; Waiver.  Borrower expressly acknowledges and agrees that the execution of this Change in Terms shall not constitute a waiver of, and shall not preclude the exercise of, any right, power or remedy granted to Agent and/or the Lenders in the Loan Documents, or as provided by law, except to the extent expressly provided herein.  No previous modification, extension or compromise entered into with respect to any indebtedness of Borrower to Agent and/or the Lenders shall constitute a course of dealing or be inferred or construed as constituting an express or implied understanding to enter into any future modification, extension or compromise, whether or not the same was in writing.  No past, present or future delay on the part of Agent and/or any Lender in exercising any right, power or remedy shall operate as a waiver thereof, or otherwise prejudice Agent’s or any Lender’s rights, powers or remedies.

5.             Promise to Pay.  Borrower hereby covenants and promises to pay to the order of Agent, the unpaid principal balance of the Loans, together with interest as provided in the Credit Agreement and the other Loan Documents, and hereby promises to perform all of the covenants, conditions, stipulations and agreements as contained in the Loan Documents and in any other document or instrument executed in connection therewith or referencing the same (as modified by this Change in Terms and the Partial Release).

6.             Setoffs, Claims and Defenses.  Borrower hereby certifies that, as of the date hereof, it has no setoffs, counter-claims or other defenses of any nature whatsoever to the payment of any part of the obligations owed to Agent and/or any Lender as of the date of execution of this Change in Terms.

7.             Governing Law.  This Change in Terms shall be interpreted and construed in accordance with and governed by the laws of the State of Ohio (without respect to conflict of law principles).  Further, the parties hereto intend that this Change in Terms shall be in compliance with all applicable laws and shall be enforceable in accordance with its terms.  If any provision of this Change in Terms shall be illegal or unenforceable with respect to the Loan Documents, such provision shall be deemed cancelled to the extent necessary, but the remaining provisions shall not be affected hereby.

8.             Further Assurances.  Borrower and the Guarantors further agree to execute and deliver any and all further documents and to take any and all other steps or actions reasonably deemed necessary by Agent to effectuate this Change in Terms.

9.             Affirmation of Other Obligors.  Borrower shall obtain the acknowledgment and acceptance by each other party obligated in any way with respect to the Loans or otherwise in connection with the credit extended pursuant to the Credit Agreement, including, without limitation, the Guarantors and any other guarantor, co-borrower, pledgor or other accommodation party or party granting collateral security for the Loans and other obligations under the Loan Documents and otherwise, that the obligations and agreements of each such party to the Lenders and/or the Agent under the Loan Documents, as applicable, or otherwise, shall continue in full force and effect with respect to the indebtedness evidenced and secured by the Loan Documents, irrespective of any modification made in this Change in Terms or he Partial Release, which acknowledgement and acceptance shall be in a writing executed by each such party and satisfactory to Agent.

10.           Acknowledgment by Lenders.  This Change in Terms shall only be effective upon the acknowledgment, consent and acceptance by the Lenders, which acknowledgement, consent and acceptance shall be evidenced by execution of this Change in Terms by the Lenders.

11.           Successors and Assigns.  This Change in Terms shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of Agent and its successors and assigns.

12.           Costs and Expenses.  Borrower also agrees to reimburse Agent for all costs and expenses incurred in the preparation, execution and delivery of this Change in Terms, including reasonable attorneys’ fees.

13.           Titles and Headings.  The titles and headings herein are intended to promote convenience and are not a part of this Change in Terms for purposes of interpreting and applying the provisions hereof.

14.           Counterparts.  This Change in Terms may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Change in Terms by signing any such counterpart.  This Change in Terms shall be effective when it has been executed by Borrower, Agent, the Lenders and the Guarantors.

15.           WAIVER OF JURY TRIAL. BORROWER AND AGENT HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS CHANGE IN TERMS OR ANY OF THE LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

16.           Confession of Judgment.  Borrower hereby irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by Agent to appear for it in any action on this Change in Terms or any of the Loan Documents at any time after the same becomes due as herein or therein provided in any court of record situated in the county where this warrant was signed (being Franklin County, Ohio), or in the county where Borrower then resides or can be found, to waive the issuing and service of process, and confess a judgment in favor of the holder of this Change in Terms and any such Loan Documents against Borrower, for the amount that may then be due, with interest at the rate(s) provided for herein, together with the costs of suit, and to waive and release all errors in said proceedings and the right to appeal from the judgment rendered.  Borrower consents to the jurisdiction and venue of such court.  Borrower waives any conflict of interest that any attorney-at-law employed or retained by Agent may have in confessing judgment hereunder and consents to the payment of a legal fee to any attorney-at-law confessing judgment hereunder.

IN WITNESS WHEREOF, Borrower and Agent have caused this Change in Terms to be executed effective as of the day and year first above written.

BORROWER:
AirNet Systems, Inc., an
Ohio corporation

By:	/s/ Joel E. Biggerstaff
Joel E. Biggerstaff, President and Chief Executive Officer

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

AGENT:
The Huntington National Bank, a national banking association, as Agent

By:	/s/ Steven P. Clemens
Steven P. Clemens, Vice President

ACKNOWLEDGMENT OF LENDERS

The undersigned Lenders hereby acknowledge, consent to, and accept all of the provisions of the foregoing Change in Terms.

The Huntington National Bank, a national banking association

By:	/s/ John M. Luehmann
John M. Luehmann, Vice President

JPMorgan Chase Bank, N.A., successor by merger to Bank One, N.A. (Main Office Columbus), a national banking association

By:	/s/ Warren Bebinger
Warren Bebinger, First Vice President

Fifth Third Bank, an Ohio banking corporation

By:	/s/ Kristie L. Nicolosi
Kristie L. Nicolosi
Its:	Assistant Vice President

ACKNOWLEDGMENT OF GUARANTORS

The undersigned Guarantors hereby acknowledge, accept and agree to each of the provisions of the foregoing Change in Terms and ratify and confirm that all of the provisions of the Loan Documents to which each such Guarantor is a party, including, without limitation, the Subsidiary Guaranty, the Fast Forward Guaranty, the Timexpress Guaranty, as applicable, and the Security Agreements, and all obligations and liabilities of each such Guarantor in favor of Agent and/or the Lenders thereunder and otherwise, and all liens, security and other interests granted thereby, shall continue and remain in full force and effect, irrespective of any provision of the above Change in Terms, the Partial Release, or any other or future modification of the Loan Documents or the terms of the credit extended, evidenced and secured thereby.

GUARANTORS:

Jetride, Inc., an Ohio corporation

By:	/s/ Joel E. Biggerstaff
Joel E. Biggerstaff, President

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

Float Control, Inc., a Michigan corporation

By:	/s/ Joel E. Biggerstaff
Joel E. Biggerstaff, President

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

AirNet Management, Inc., an Ohio corporation

By:	/s/ Joel E. Biggerstaff
Joel E. Biggerstaff, President

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

Fast Forward Solutions, LLC, an Ohio limited liability company

By:	/s/ Wynn Peterson
Wynn Peterson, Vice President

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

timexpress.com, inc. an Ohio corporation

By:	/s/ Joel E. Biggerstaff
Joel E. Biggerstaff, President

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.